Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 31, 2010, relating to the financial statements of Citadel Broadcasting Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs related to the reorganization filed on December 20, 2009 and the adoption of Financial Accounting Standards Board Accounting Standards Codification 740, Income Taxes (formerly Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109) and the effectiveness of Citadel Broadcasting Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Citadel Broadcasting Corporation for the year ended December 31, 2009 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Los Angeles, California

August 16, 2010